EXHIBIT 5

                        Opinion of Davis Polk & Wardwell

                                January 30, 2002

E*TRADE Group, Inc.
4500 Bohannon Drive
Menlo Park, California 94025

Ladies and Gentlemen:

     We have acted as counsel to E*TRADE Group, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 17,379,624 shares (the "Incentive Plan Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the E*TRADE Group, Inc. 1996 Stock Incentive Plan, as amended and restated through October 25, 2000 (the "Incentive Plan"), and (ii) 402,361 shares (the "Purchase Plan Shares" of Common Stock issuable pursuant to the E*TRADE Group, Inc. Stock Purchase Plan (the "Purchase Plan").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

     On the basis of the foregoing, we are of the opinion that the Incentive Plan Shares and the Purchase Plan Shares, when issued and delivered in accordance with the terms and conditions of the Incentive Plan and the Purchase Plan, respectively, will be validly issued, fully paid and non-assessable.

     We are members of the Bar of the State of California and the foregoing opinion is limited to the laws of the State of California, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                                  Very truly yours,


                                                  /s/ DAVIS POLK & WARDWELL